UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2015

ACHAOGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36323	68-0533693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
7000 Shoreline Court, Suite 371
South San Francisco, CA 94080
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (650) 800-3636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 18, 2015, the board of directors of Achaogen, Inc. (the “Company”) appointed the Company’s Vice President of Human Resources and Corporate Affairs, Zeryn Sarpangal, age 35, to the positions of principal financial officer and principal accounting officer. Ms. Sarpangal has served as the Company’s Vice President of Human Resources and Corporate Affairs since September 2015. From January 2015 to September 2015, Ms. Sarpangal served as the Company’s Senior Director of Human Resources and, from May 2014 to December 2014, Ms. Sarpangal served as the Company’s Senior Director of Financial Planning & Analysis and Operations. From July 2013 to May 2014, Ms. Sarpangal worked as an independent consultant in the field of finance and strategy, primarily for the Company. From September 2012 to June 2013, Ms. Sarpangal served as the Vice President of Finance and Operations at Identified, Inc., a data and analytics company. Prior to her work at Identified, Ms. Sarpangal served in roles of increasing responsibility in the finance and operations departments of the Company from 2009 to 2012. Ms. Sarpangal also previously worked as an Engagement Manager at McKinsey & Company and as a Healthcare Investment Banking Analyst at Goldman Sachs. Ms. Sarpangal holds a B.A. in Molecular Cell Biology and Economics from the University of California, Berkeley, and an M.B.A. from the Stanford Graduate School of Business.
In connection with Ms. Sarpangal’s appointments as principal financial officer and principal accounting officer, Ms. Sarpangal will be eligible to enter into the Company’s form of Indemnification Agreement, in the form previously approved by the Company’s board of directors, and to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2015	ACHAOGEN, INC.
	By:	/s/ Kenneth J. Hillan
Kenneth J. Hillan, M.B., Ch.B.
President and Chief Executive Officer